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                                                                                                      Exhibit 11

                                                  SIDLEY AUSTIN BROWN & WOOD LLP



         CHICAGO                                     1722 EYE STREET, N.W.                               BEIJING
         -------                                    WASHINGTON, D.C. 20006                               --------
          DALLAS                                    TELEPHONE 202 736 8000                              HONG KONG
         -------                                    FACSIMILE 202 736 8711                                ------
       LOS ANGELES                                      www.sidley.com                                    LONDON
         -------                                                                                          ------
         NEW YORK                                        FOUNDED 1866                                    SHANGHAI
         -------                                                                                          ------
      SAN FRANCISCO                                                                                     SINGAPORE

                                                                                                          TOKYO
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                                                       December 31, 2002
Merrill Lynch U.S. High Yield Fund, Inc.
800 Scudders Mill Road
Plainsboro, New Jersey  08536

Ladies and Gentlemen:

     We have acted as special Maryland counsel for Merrill Lynch U.S. High Yield Fund, Inc., a Maryland corporation ("ML U.S. High Yield"), in connection with the acquisition of assets and assumption of liabilities of Mercury U.S. High Yield Fund, Inc., a Maryland corporation ("Mercury U.S. High Yield"), by ML U.S. High Yield, and the distribution of newly-issued shares of common stock of ML U.S. High Yield to Mercury U.S. High Yield for distribution to stockholders of Mercury U.S. High Yield in liquidation of Mercury U.S. High Yield (the "Reorganization"). This opinion is furnished in connection with ML U.S. High Yield's Registration Statement on Form N-14 under the Securities Act of 1933, as amended (the "Registration Statement"), relating to shares of common stock, par value $0.10 per share, of ML U.S. High Yield (the "Shares"), to be issued in the Reorganization.

     As special Maryland counsel for ML U.S. High Yield in connection with the Reorganization, we are familiar with the proceedings taken by ML U.S. High Yield and to be taken by ML U.S. High Yield in connection with the authorization and issuance of the Shares. In addition, we have examined and are familiar with the Articles of Incorporation of ML U.S. High Yield, as amended, the By-laws of ML U.S. High Yield and such other documents as we have deemed relevant to the matters referred to in this opinion.

     Based upon the foregoing, we are of the opinion that subsequent to the approval of the Agreement and Plan of Reorganization by and among ML U.S. High Yield, Mercury U.S. High Yield, and Master U.S. High Yield Trust, a Delaware statutory trust ("U.S. High Yield Trust"), (the "Agreement and Plan"), as set forth in the proxy statement and prospectus constituting a part of the Registration Statement (the "Proxy Statement and Prospectus"), the Shares, upon issuance in the manner referred to in the Agreement and Plan, against payment of the consideration set forth in the Agreement and Plan, will be legally issued, fully paid, and non-assessable shares of common stock of ML U.S. High Yield.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Proxy Statement and Prospectus constituting a part thereof.

                                            Very truly yours,

                                            /s/ Sidley Austin Brown & Wood LLP